EXHIBIT (P)

                                 CODES OF ETHICS


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                            MERRIMAN INVESTMENT TRUST

                                 CODE OF ETHICS

PREAMBLE

     The United States Securities and Exchange Commission has adopted Rule 17j-1 under the Investment Company Act of 1940 (the "Act"). The Rule makes it unlawful for certain persons, including any officer or director of a fund, in connection with purchase or sale by such person of a security held or to be acquired by the
Fund:

          (1)  To employ any device, scheme or artifice to defraud the Fund;

          (2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

          (3) To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

          (4) To engage in any manipulative practice with respect to the fund.

     The Rule also requires that each fund and any investment advisor of, or principal underwriter for, a fund, shall adopt a written code of ethics containing provisions reasonably necessary to prevent persons covered by the Rule from engaging in acts in violation of the standards set by the Rule and shall use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of the Fund's code of ethics.

     This Code of Ethics is being adopted by Merriman Investment Trust (the "Fund"), Merriman Investment Management Company (the Fund's "Investment Manager") and any investment counsel which acts as investment advisor to the Fund (as the term "investment advisor" is defined under the Act), each such manager or counsel being deemed an "Investment Advisor" for purposes of the Code of Ethics, in compliance with the requirements of Rule 17j-1 and in order to effectuate the purpose and objectives of that Rule.

SECTION 1 - DEFINITIONS

1. For purposes of this Code of Ethics:

(a) "Fund" means any series of Merriman Investment Trust.

(b) "Access person," means any trustee, director, officer, general partner or advisory person of the Fund, or of any investment advisor to the Fund.

(c) "Advisory person" means any employee of the Fund or an investment advisor to the Fund who in connection with his regular functions or duties, normally makes, participates in, or obtains current information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sales, including any natural person in a control relationship to the Fund or any investment advisor to the Fund who regularly obtains current information concerning recommendations made.

(d) A security is "being considered for purchase or sale" or is "being purchased or sold" when a recommendation to purchase or sell the security

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     has been made by an  investment  advisor and has been  communicated  to the
     Service Agent to arrange execution and, with respect to the person making the recommendation, when such an officer, director or employee of such a person seriously considers making such a recommendation.

(e) Beneficial ownership shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household. A report of beneficial ownership hereunder may disclaim such beneficial ownership.

(f) Purchase or sale of a security includes the writing of an option to purchase or sell a security.

(g) Security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued by the government of the United States (or by federal agencies, if direct obligations of the United States), bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, and such other money market instruments as designated by the Board or some other entity or person.

(h) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(i) "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

(j) Solely for purposes of this Code of Ethics, a Service Agent of the Fund charged with arranging the execution of a transaction shall be subject to the reporting requirements of this Code as to any such security as and from the time the security is identified to the Service Agent as though such Service Agent was an investment advisor hereunder.

SECTION 2 - PROHIBITED PURCHASES AND SALES

(a) No access person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 set forth above.

(b) No access person shall purchase or sell, directly or indirectly, any security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale (i) is being considered for purchase or sale by the Fund; or (ii) is being purchased or sold by the Fund.

SECTION 3 - EXEMPTED TRANSACTIONS

     The prohibitions of Section 2 of this code shall not apply to:

          (A) Purchases or sales affected in any account over which the access person has no direct or indirect influence or control;

          (B) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

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          (C)  Purchases or sales which are  nonvolitional on the part of either the access person or the Fund;

          (D) Purchases which are part of an automatic dividend reinvestment plan established by the access person prior to the time the security involved came within the purview of this Code;

          (E) Purchases effected upon the exercise of rights issued by an ISSUER PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (F) Purchases or sales which receive the prior approval of the Trust Compliance Officer because they are only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

SECTION 4 - REPORTING

       (a)(i) Each access person, other than (A) a director or trustee who is not an interested person of the Fund, and (B) directors, trustees, or officers required to report their securities transactions to a registered investment advisor pursuant to Rule 204-2(a)(12)(13) under the Investment Advisor Act, shall submit reports showing all transactions in securities as defined herein in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

         (ii) Each director or trustee who is not an interested person of the Fund as defined in the Act shall submit quarterly reports as required under subparagraph (a)(i) above, but only for transactions in reportable securities where at the time of the transaction the director or trustee know, or in the ordinary course of fulfilling his official duties as a director or trustee should have known, that during the fifteen day period immediately preceding the date of the transaction by the director or trustee, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

         (iii) Every report required to be made under subparagraphs (i) and (ii) above shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

               (A) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (B) The nature of the transaction (i.e., purchase sale or any other type of acquisition or disposition);

               (C) The price at which the transaction was effected; and

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               (D)  The name of the broker,  dealer or bank with or through whom the transaction was effected.

         (iv) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

          (b) The Compliance Officer of the Fund shall identify all access persons who have a duty to make the reports required hereunder and shall inform each such person of such duty, and shall receive all reports required hereunder.

       (c)(i) A Trustee, officer or employee shall promptly report to the Board of Trustee (A) any apparent violation of the prohibitions contained in Section 1 hereof or of the reporting requirements contained in Section 3(a) hereof and (B) any reported transactions in a security which was purchased or sold by the Fund within fifteen days before or after the date of the reported transaction.

         (ii) When the Compliance Officer finds that a transaction otherwise reportable to the Board of Trustees under subparagraph (i) above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(a), he may, in his discretion, lodge a written memorandum of such finding and the reasons therefor with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Trustees. The Compliance Officer may consult with counsel to the Fund or to the Investment Manager in respect of such a finding.

SECTION 5 - SANCTIONS

     (a) The Board of Trustees or a Committee of Trustees created by the Board of Trustees for that purpose, shall consider reports made to the Board of Trustees hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed, such sanctions which may include a letter of censure or suspension or termination of the employment of the violator.

     (b) This Code of Ethics, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an access person hereunder, each memorandum made by the Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Fund as required under Rule 17j-1.

     (c) The Board of Trustees shall review this Code of Ethics and its operation annually.


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